American Balanced Fund, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$700,690
Class B	$75,232
Class C	$77,277
Class F	$26,618
Total	$879,817
Class 529-A	$17,534
Class 529-B	$3,267
Class 529-C	$5,113
Class 529-E	$977
Class 529-F	$374
Class R-1	$775
Class R-2	$11,685
Class R-3	$44,197
Class R-4	$27,675
Class R-5	$7,145
Total	$118,742

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4000
Class B	$0.2665
Class C	$0.2563
Class F	$0.3963
Class 529-A	$0.3900
Class 529-B	$0.2392
Class 529-C	$0.2411
Class 529-E	$0.3323
Class 529-F	$0.4052
Class R-1	$0.2547
Class R-2	$0.2572
Class R-3	$0.3481
Class R-4	$0.3940
Class R-5	$0.4459

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,852,175
Class B	291,489
Class C	314,339
Class F	69,469
Total	2,527,472
Class 529-A	50,905
Class 529-B	14,857
Class 529-C	23,465
Class 529-E	3,329
Class 529-F	1,068
Class R-1	3,489
Class R-2	50,794
Class R-3	143,009
Class R-4	80,963
Class R-5	18,194
Total	390,073

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.82
Class B	$17.77
Class C	$17.76
Class F	$17.82
Class 529-A	$17.81
Class 529-B	$17.80
Class 529-C	$17.81
Class 529-E	$17.80
Class 529-F	$17.80
Class R-1	$17.75
Class R-2	$17.76
Class R-3	$17.77
Class R-4	$17.80
Class R-5	$17.83